Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Xperi Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	2,103,279(2)	$10.80(3)	$22,715,413.20	$110.20 per $1,000,000	$2,503.24
Total Offering Amounts					$22,715,413.20		$2,503.24
Total Fee Offsets							$0.00
Net Fee Due							$2,503.24

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents 2,103,279 shares of Common Stock that became available for issuance on January 1, 2023 under the 2022 Plan pursuant to an evergreen provision of the 2022 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2022 Plan on January 1 of each calendar year, commencing January 1, 2023 and ending on (and including) January 1, 2032. The number of shares added each year will be equal to the lesser of: (a) 5% of the total number of shares of the Registrant’s common stock outstanding on the last day of the month prior to the date of such automatic increase; and (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) or a committee appointed by the Board for the applicable year.

(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low prices per share of the Registrant’s common stock on March 14, 2023, as reported on the New York Stock Exchange.